Media:
Katie McManus
Scient
(212) 500-4901
kmcmanus@scient.com

Bill Getch
Scient
(404) 279-4534
bgetch@scient.com

                      SCIENT ANNOUNCES STAFF REDUCTIONS

NEW YORK (December 21, 2001) - Scient, Inc. (NASDAQ; SCNT) announced today that the company expects to reduce its workforce by approximately 180 positions in this quarter and the first quarter of 2002. These reductions reflect the continuing integration of Scient Corp., and iXL Enterprises which merged on November 7, 2001, as well as the challenging business marketplace.

"As we continue the integration of our businesses, including the elimination of duplicative infrastructures, we remain focused on providing our clients with superior service," said Scient President and Chief Executive Office Christopher
M. Formant. "We thank our colleagues for their continued dedication."

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About Scient
Scient is a leading Experience Management Consultancy focused on the Financial Services, Health and Wellness, Products and Emerging Opportunities industries. Our mission is to transform our clients' businesses through Experience Management - the creation of multi-channel experiences that inspire and strengthen dynamic connections among people, businesses, channels and communities. Scient strategists, user experience experts and designers, engineers and technologists have delivered thousands of client engagements for some of the world's largest and most respected companies. Founded in 1996, Scient is headquarter in New York, and has offices in London and in key regions thorough the United States. For more information, please go to www.scient.com or call (212) 500-4900.

Forward Looking Statements:
Statements made in this press release other than those containing historical information should be considered as forward-looking statements and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Scient wishes to caution readers that results and events subject to forward-looking statements could differ materially because, among other things, of the following factors: known and unknown risks, uncertainties, and other factors that may cause Scient's or its industry's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements; the demand for Scient's services, Scient's ability to obtain additional projects with existing or new clients, Scient's ability to provide services to existing and new clients, the sufficiency of Scient's sales and marketing teams, future growth, absence of long-term contracts with clients, key management and employees retention, competition, and technological advances; and, other factors identified in Scient's filings with the Securities and Exchange Commission, including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC.